NEWS	FOR FURTHER INFORMATION

FOREST OIL CORPORATION 707 17TH STREET, SUITE 3600 DENVER, COLORADO 80202	CONTACT: PATRICK J. REDMOND VP - CORPORATE PLANNING AND INVESTOR RELATIONS 303.812.1441

FOR IMMEDIATE RELEASE

FOREST OIL ANNOUNCES 2012 GUIDANCE

Capital Budget of $550 Million to $600 Million Designed to be Near Cash Flow

5% to 6% Annual Organic Net Equivalent Sales Volumes Growth in 2012 Compared to 2011

10% Annual Organic Net Liquids Sales Volumes Growth in 2012 Compared to 2011

DENVER, COLORADO - December 12, 2011 - Forest Oil Corporation (NYSE:FST) (Forest or the Company) today announced its 2012 capital budget and guidance. Forest's capital budget for 2012 will focus heavily on oil and other liquids-based drilling opportunities within Forest's concentrated asset base. The Company intends to deploy approximately nine to ten operated drilling rigs in 2012 with a total capital budget of $550 million to $600 million and anticipates this capital budget will be near discretionary cash flow at current commodity prices. Highlights from the Company's 2012 guidance are as follows:

•	2012 annual net sales volumes increase organically to 350 MMcfe/d to 355 MMcfe/d, representing a 5% to 6% increase compared to 2011

•	2012 annual net liquids sales volumes increase organically to 17.5 MBbls/d to 17.8 MBbls/d, representing a 10% increase compared to 2011

The information contained throughout this press release presented for 2011 comparisons, unless otherwise indicated, relates only to Forest on a pro forma basis, exclusive of our former Canadian operations, which now reside with Lone Pine Resources Inc.

H. Craig Clark, President and CEO, stated, “We expect to allocate the majority of our exploration and development capital to the Texas Panhandle and East Texas / North Louisiana areas, which will be the primary drivers of our organic production growth for 2012. In addition to these areas, we intend to continue to test new oil shale objectives in various areas of our asset portfolio with the ultimate goal of transitioning them to full scale development. Importantly, we expect to see liquids growth of approximately 10% in 2012 which is expected to enhance cash flow. Our 2012 capital budget reflects our strategy of growth through the drill bit at a measured pace while staying within a reasonable bandwidth of cash flow and earning attractive returns on invested capital.”

2012 GUIDANCE

The following guidance is subject to all the cautionary statements and limitations described immediately below and under the caption “Forward-Looking Statements.”

Prices for Forest's products are determined primarily by prevailing market conditions. Market conditions for these products are influenced by regional and worldwide economic and political conditions, consumer product demand, weather, and other substantially variable factors. The cost of services and materials needed to produce Forest's products are also determined by prevailing market conditions, both regional and worldwide. These factors are beyond Forest's control and are difficult to predict. In addition, prices received by Forest for its liquids and gas production may vary considerably due to differences between regional markets, transportation availability, and demand for different grades of products. Forest's financial results and resources are highly influenced by this price volatility.

Estimates for Forest's future production are based on assumptions of capital expenditure levels and the assumption that market demand, prices for liquids and gas, and the cost of required services and materials will continue at levels that allow for economic production of these products.

The production, transportation, and marketing of liquids and gas are complex processes that are subject to disruption due to transportation and processing availability, mechanical failure, human error, and meteorological events (including, but not limited to severe weather, hurricanes, and earthquakes). Forest's estimates are based on certain other assumptions, such as well performance, which may vary significantly from those assumed. Therefore, Forest can give no assurance that its future results will be as estimated.

For the year ended December 31, 2012, Forest intends to invest between $550 million and $600 million for capital activities (excluding capitalized interest, capitalized stock-based compensation, and asset retirement obligations incurred) as detailed below. The exploration and development capital budget is expected to include five to six operated rigs in the Texas Panhandle, two operated rigs in East Texas / North Louisiana, one operated rig in the Eagle Ford Shale Play, and one operated rig in the Permian Basin.

Capital Budget ($MM)	Budget Low	Budget High

Exploration and Development Capital Budget	$480	$520

Non-Drilling Capital Budget

Lease, Seismic and Other	35	40
Capitalized Overhead	35	40

Total Capital Budget	$550	$600

Oil and Gas Net Sales Volumes: Forest expects total net sales volumes of 350 MMcfe/d to 355 MMcfe/d in 2012, which represents an annual organic growth rate of approximately 5%

to 6%. Net sales volumes are expected to be comprised of approximately 70% natural gas and 30% liquids (15% crude and condensate and 15% natural gas liquids). The following is a detail of the anticipated organic growth from 2011 to 2012:

Equivalent Net Sales Volumes (MMcfe/d)	Annual Low	Annual High

2011	334	350
2012	350	355

Organic Growth	5%	6%

Price Differentials: 2012 price differential guidance does not include the effects of natural gas, oil, and natural gas liquids derivatives Forest has in place for 2012.

Based on current prices, Forest expects natural gas price differentials in 2012 will average $0.30 to $0.40 per MMbtu less than the NYMEX Henry Hub price.

Based on current prices, Forest expects oil price differentials in 2012 will average $0.00 to $2.00 per Bbl less than the NYMEX West Texas Intermediate (WTI) price.

Based on current prices, Forest expects natural gas liquids realizations in 2012 will average 45% of the WTI price.

Total Cash Costs: Forest expects total cash costs, which includes production expense, general and administrative expense (not including stock-based compensation expense), interest expense, and current income tax expense, will be $315 million to $350 million, or $2.44 to $2.71 per Mcfe, based on the midpoint of guided 2012 equivalent net sales volumes. The following is a detail of the guidance for total cash costs in 2012.

Production Expense: Forest expects production expense, which includes lease operating expense, ad valorem taxes, production taxes, and product processing, gathering and transportation, will be $160 million to $180 million, or $1.24 to $1.40 per Mcfe.

General and Administrative (G&A) Expense: Forest expects G&A expense will be $40 million to $45 million, not including stock-based compensation expense, or $0.31 to $0.35 per Mcfe.

Interest Expense: Forest expects interest expense will be $115 million to $125 million, or $0.89 to $0.97 per Mcfe.

Income Tax Expense: Forest's effective income tax rate associated with its 2012 operations is expected to be 37% to 38% (inclusive of applicable federal and state taxes), and Forest's current tax is expected to be 3% to 4% of the total income tax expense.

Stock-Based Compensation Expense: Forest expects non-cash stock-based compensation expense will be $18 million to $23 million, or $0.14 to $0.18 per Mcfe, based on the midpoint of guided 2012 equivalent net sales volumes.

Depreciation, Depletion and Amortization (DD&A) Expense: Forest expects its DD&A rate will be $2.00 to $2.20 per Mcfe, based on the midpoint of guided 2012 equivalent net sales volumes.

FORWARD-LOOKING STATEMENTS

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, that address activities that Forest assumes, plans, expects, believes, projects, estimates or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. The forward-looking statements provided in this press release are based on management's current belief, based on currently available information, as to the outcome and timing of future events. Forest cautions that future natural gas and liquids production, revenues, cash flows, liquidity, plans for future operations, expenses, outlook for oil and natural gas prices, timing of capital expenditures, and other forward-looking statements relating to Forest are subject to all of the risks and uncertainties normally incident to their exploration for and development and production and sale of oil and gas.

These risks relating to Forest include, but are not limited to, oil and natural gas price volatility, its access to cash flows and other sources of liquidity to fund its capital expenditures, its level of indebtedness, its ability to replace production, the impact of the current financial and economic environment on its business and financial condition, a lack of availability of, or increase in costs relating to, goods and services, environmental risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating future oil and gas production or reserves, and other risks as described in reports that Forest files with the SEC, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. Also, the financial results of Forest's foreign operations are subject to currency exchange rate risks. Any of these factors could cause Forest's actual results and plans to differ materially from those in the forward-looking statements.
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Forest Oil Corporation is engaged in the acquisition, exploration, development, and production of natural gas and liquids in the United States and selected international locations. Forest's principal reserves and producing properties are located in the United States in Arkansas, Louisiana, Oklahoma, Texas, Utah, and Wyoming. Forest's common stock trades on the New York Stock Exchange under the symbol FST. For more information about Forest, please visit its website at www.forestoil.com.

December 12, 2011